Stradley Ronon Stevens & Young, LLP 1250 Connecticut Avenue, Suite 500 Washington, DC 20036 Telephone: (202) 822-9611

September 22, 2009

Board of Trustees

MTB Group of Funds

100 East Pratt Street, 15th Floor

Baltimore, Maryland 21202

Subject:    Registration Statement on Form N-14

Board of Trustees:

We have acted as counsel to the MTB Group of Funds (the “Trust”), a Delaware statutory trust, in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended. The purpose of the Registration Statement is to register shares to be issued by the Trust on behalf of its series, the MTB Mid Cap Growth Fund (the “Acquiring Fund”), in connection with the acquisition of substantially all of the assets of the MTB Multi Cap Growth Fund, a series of the Trust (the “Target Fund”), by and in exchange for shares of beneficial interest, without par value (the “Shares”), of the Acquiring Fund (the “Transaction”).

We have reviewed the Trust’s Agreement and Declaration of Trust (the “Agreement”) and By-laws, each as amended to date, resolutions adopted by the Trust’s Board of Trustees in connection with the Transaction, the form of Plan of Reorganization for the Transaction, which was approved by the Trust’s Board of Trustees (the “Plan”), and such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act governing the issuance of the shares of the Trust and the reported case law thereunder, and does not extend to the securities or “blue sky” laws of the State of Delaware or other States.

We have assumed the following for purposes of this opinion:

1. The Shares of the Acquiring Fund will be issued in accordance with the Trust’s Agreement and By-laws, each as amended to date, the Plan, and resolutions of the Board of Trustees of the Trust relating to the creation, authorization and issuance of shares and the Transaction.

2. The Shares will be issued against payment therefor as described in the Prospectus/Proxy Statement and the Statement of Additional Information relating thereto included in the Registration Statement, and the Plan, and that such payment will have been at least equal to the net asset value of such Shares.

Board of Trustees

MTB Group of Funds

September 22, 2009

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Registration Statement and the Plan, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

By:	/s/ Alison M. Fuller
Alison M. Fuller, a Partner